Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 28, 2013 pertaining to the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan, Amended and Restated CommScope, Inc. 2006 Long-Term Incentive Plan, Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan, Andrew Corporation Management Incentive Plan, and Options Granted to Non-Employee Directors Outside of a Plan of our report dated February 20, 2013 (except for the Earnings (Loss) Per Share section of Note 2, the Equity Method Investments section of Note 5 and Schedule I, as to which the date is August 2, 2013, and except for the Stock Split section of Note 2 and Note 5 of Schedule I, as to which the date is October 11, 2013) with respect to the consolidated financial statements and schedule of CommScope Holding Company, Inc. included in its Registration Statement on Form S-1 (No. 333-190354) dated October 11, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
October 28, 2013